Exhibit 3.1

SERVICENOW, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ServiceNow, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the state of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.     The name of this corporation is ServiceNow, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on February 16, 2012.

2.     The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

3.     This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.     This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 22 day of May 2012.

By:	/s/ Frank Slootman
Frank Slootman, President and Chief Executive Officer

Exhibit A

SERVICENOW, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is ServiceNow, Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of the registered agent of the corporation at that address is Incorporating Services, Ltd.

ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 11,354,473 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). As of the effective date of this Restated Certificate of Incorporation (this “Restated Certificate”), 2,500,000 of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (the “Series A Preferred”), 4,040,488 of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (the “Series B Preferred”), 983,606 of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (the “Series C Preferred”), and 3,830,379 of the authorized shares of Preferred Stock are hereby designated Series D Preferred Stock (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred and the Series C Preferred, the “Series Preferred”).

The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.     General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series Preferred set forth herein.

2.     Voting Rights. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series Preferred that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

B.	SERIES PREFERRED

The following rights, powers and preferences, and restrictions, qualifications and limitations, shall apply to the Series Preferred. Unless otherwise indicated, references to “Sections” in this Part B of this Article IV refer to sections of this Part B.

1.	Dividends.

(a)     From and after the date of issuance of any share of Series A Preferred and Series B Preferred, dividends shall accrue on each such share of Series A Preferred and Series B Preferred at a rate equal to 8% of the applicable Original Issue Price (as defined below) per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after November 25, 2009; provided that the Corporation shall be under no obligation to pay such accrued dividends except: (i) in connection with a Liquidation Event (as defined below) and pursuant to Section 3 hereof; or (ii) when and if the Board of Directors (the “Board”) determines to pay such accrued dividends. The right to dividends on shares of the Series A Preferred and Series B Preferred shall be cumulative.

(b)     The “Original Issue Price” of the Series Preferred shall be $1.00 for the Series A Preferred, $1.253561 for the Series B Preferred, $6.10 for the Series C Preferred and $17.267333 for the Series D Preferred (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof (the “Filing Date”).

(c)     So long as any shares of Series A Preferred or Series B Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all accrued and unpaid dividends as set forth in Section 1(a) above on the Series A Preferred and Series B Preferred shall have been paid or declared or set aside, except for the following acquisitions:

(i)     acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Board which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation; or

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(ii)       acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.

(d)         In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)         The provisions of Sections 1(c) and 1(d) shall not apply to any dividend payable solely in shares of Common Stock, or any repurchase of any outstanding securities of the Corporation that is approved by (i) the Board and (ii) the Series Preferred as may be required by the Restated Certificate.

2.	Voting Rights.

(a)         General Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Restated Certificate including but not limited to Article IV, Section A(2) regarding cumulative voting, holders of Series Preferred shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(b)         Separate Vote of Series Preferred. For so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:

(i)         Any amendment, alteration, or repeal of any provision of this Restated Certificate or the Bylaws of the Corporation (including any filing of a certificate of determination), whether by merger or consolidation or otherwise;

(ii)         Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iii)         Any increase in the authorized number of shares of Common Stock reserved for issuance under the Corporation’s 2005 Stock Plan, as amended (the “Plan”) such that, after such increase, the aggregate number of shares of Common Stock reserved for issuance under the Plan is greater than 59,580,440 (as may be adjusted for stock splits, stock dividends, combinations, recapitalizations and the like);

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(iv)     Any authorization or any designation, whether by reclassification or otherwise, or any issuance of any new class or series of stock or any other securities convertible into equity securities of the Corporation;

(v)     Any purchase, redemption, repurchase or payment of dividends (other than dividends payable solely in shares of the Corporation’s Common Stock) or other distributions with respect to any equity securities of the Corporation;

(vi)     Any liquidation, dissolution or winding up, consolidation or merger into or with any other entity or entities, or sale of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation, or any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3); or

(vii)     Any increase or decrease in the authorized number of members of the Board.

(c)    Separate Vote of Series D Preferred. For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series D Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

(i)     Any adoption of any employee option plan or equity ownership plan relating to the securities of, or ownership in, the Corporation;

(ii)     Any purchase, redemption, repurchase or payment of dividends (other than dividends payable solely in shares of the Corporation’s Common Stock) or other distributions with respect to any equity securities of the Corporation;

(iii)     Any increase in the authorized number of shares of Common Stock reserved for issuance under the Plan such that, after such increase, the aggregate number of shares of Common Stock reserved for issuance under the Plan is greater than 59,580,440 (as may be adjusted for stock splits, stock dividends, combinations, recapitalizations and the like).

(d)    Election of Board of Directors.

(i)     For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii)     For so long as any shares of Series B Preferred remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

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(iii)     For so long as any shares of Series D Preferred remain outstanding, the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)     The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(v)     The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.	Liquidation Rights.

(a)    Preferred Stock.

(i)     Upon any Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of any shares of Common Stock, Series A Preferred, Series B Preferred or Series D Preferred by reason of their ownership thereof, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, for each share of Series C Preferred held by them, an amount per share of Series C Preferred equal to the greater of (A) the sum of the Original Issue Price for the Series C Preferred plus all declared and unpaid dividends on the Series C Preferred, computed to the date of payment, and (B) such amount per share as would have been payable had all then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a)(i), then such assets or consideration shall be distributed among the holders of the Series C Preferred ratably in proportion to the full amounts to which each holder would otherwise be entitled pursuant to this Section 3(a)(i).

(ii)     Upon any Liquidation Event, after the payment of the full liquidation preference of the Series C Preferred as set forth in Section 3(a)(i) above and before any distribution or payment shall be made to the holders of any shares of Common Stock or Series D Preferred by reason of their ownership thereof, the holders of Series A Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, for each share

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of Series A Preferred or Series B Preferred (as applicable) held by them, an amount per share of Series A Preferred or Series B Preferred (as applicable) equal to the greater of (A) the sum of the applicable Original Issue Price for the Series A Preferred or Series B Preferred (as applicable) plus all accrued and unpaid dividends on the Series A Preferred or the Series B Preferred (as applicable)(whether or not declared by the Board) plus any other dividends declared but unpaid thereon, in each case computed to the date of payment, and (B) such amount per share as would have been payable had all then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation Event. If the available assets remaining for distribution shall be insufficient to make payment in full to all holders of Series A Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(a)(ii), then such assets or consideration shall be distributed among the holders of the Series A Preferred and Series B Preferred ratably in proportion to the full amounts to which each holder would otherwise be entitled pursuant to this Section 3(a)(ii), without preference in order of payment between the holders of Series A Preferred and Series B Preferred.

(iii)    Upon any Liquidation Event, after the payment of the full liquidation preferences of the Series A Preferred, Series B Preferred and Series C Preferred as set forth in Sections 3(a)(i) and (ii) above and before any distribution or payment shall be made to the holders of any shares of Common Stock by reason of their ownership thereof, the holders of Series D Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, for each share of Series D Preferred held by them, an amount per share of Series D Preferred equal to the greater of (A) the sum of the applicable Original Issue Price for the Series D Preferred plus all declared and unpaid dividends on the Series D Preferred, computed to the date of payment, and (B) such amount per share as would have been payable had all then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation Event. If the available assets remaining for distribution shall be insufficient to make payment in full to all holders of Series D Preferred of the liquidation preference set forth in this Section 3(a)(iii), then such assets or consideration shall be distributed among the holders of the Series D Preferred ratably in proportion to the full amounts to which each holder would otherwise be entitled pursuant to this Section 3(a)(iii).

(iv)    For purposes of clause (B) of the first sentence of each of clauses (i), (ii) and (iii) of this Section 3(a), the calculation of the preference amount in such clauses shall be made as if: (x) all shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation Event, and (y) all the amounts to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, were to be paid based on clause (B) of each such sentence, in each case regardless of whether the holders of shares of such shares shall be entitled to a liquidation preference based on clause (A) or (B) of each such sentence. In addition, in all cases the amounts to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, remain subject to the provisions of Section 3(e) below.

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(b)    After the payment of the full liquidation preferences of the Series Preferred as set forth in Sections 3(a) above, the assets of the Corporation legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

(c)    Liquidation Events.

(i)    The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 3 (each, a “Liquidation Event”), unless the holders of at least a majority of the Series Preferred elect otherwise by written notice given to the Corporation at least five (5) business days prior to the effective date of any such event:

(A)    a merger or consolidation in which (I) the Corporation is a constituent party or (II) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except, in case of either clause (I) or clause (II), any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 3(c)(i), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged) (any such merger or consolidation, together with any transaction described in Section 3(c)(i)(C), an “Acquisition”);

(B)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole (an “Asset Transfer”);

(C)    the sale, exchange or transfer, in a single transaction or series of related transactions, of at least a majority, by voting power (determined on a fully diluted basis assuming the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities, respectively), of the outstanding shares of capital stock of the Corporation; or

(D)    the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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(ii)     The Corporation shall not have the power to effect any transaction constituting a Liquidation Event pursuant to Sections 3(c)(i)(A)(I) or (C) above unless the agreement or plan of merger or consolidation or other definitive purchase agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a), (b) and (e).

(iii)     In the event of a Liquidation Event pursuant to Sections 3(c)(i)(A)(II), (B), (C) or (D) above, if the Corporation does not effect a dissolution of the Corporation under within 60 days after such Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series Preferred no later than the 60th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series Preferred, and (B) if the holders of at least a majority of the then outstanding shares of Series Preferred so request in a written instrument delivered to the Corporation not later than 75 days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities, as determined in good faith by the Board) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series Preferred at a price per share equal to the respective amounts such shares would be entitled to receive determined in accordance with Sections 3(a), (b) and (e). In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series Preferred, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem each holder’s shares of Series Preferred in accordance with the priorities set forth in Sections 3(a), (b) and (e) to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed in accordance with the priorities set forth in Sections 3(a), (b) and (e) as soon as practicable after the Corporation has funds legally available therefor. The provisions of Sections 5(b) through 5(d) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series Preferred pursuant to this Section 3(c)(iii). Prior to the distribution or redemption provided for in this Section 3(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(d)     The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, lease, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i)     For securities not subject to investment letters or other similar restrictions on free marketability,

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(A)     if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 20-trading day period ending three days prior to the closing of such transaction;

(B)     if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20-trading day period ending three days prior to the closing of such transaction; or

(C)     if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

(e)    In the case of a Liquidation Event pursuant to Section 3(c)(i)(A) or (C) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, notwithstanding the operation of this Section 3 the agreement or plan of merger or consolidation or other definitive purchase agreement shall provide that the portion of such consideration that is placed in escrow and/or is subject to contingencies shall be allocated among the holders of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 3 (such that each stockholder has the same percentage of such consideration payable to it placed into escrow and/or subject to contingencies, as applicable).

4.     Conversion Rights. The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)    Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of Series D Preferred being converted.

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(b)     Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the “Series C Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the “Series D Conversion Price,” calculated as provided in Section 4(c).

(c)     The conversion price for the Series A Preferred shall initially be $0.125 (the “Series A Preferred Conversion Price”). The conversion price for the Series B Preferred shall initially be $0.156695 (the “Series B Preferred Conversion Price”). The conversion price for the Series C Preferred shall initially be $0.7625 (the “Series C Preferred Conversion Price”). The conversion price for the Series D Preferred shall initially be $2.1584165 (the “Series D Preferred Conversion Price”). The Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price (each, a “Series Preferred Conversion Price” and together, the “Series Preferred Conversion Prices”) shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Prices herein shall mean the Series Preferred Conversion Prices as so adjusted.

(d)     Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares and series of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

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(e)    Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Filing Date, the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and/or Series D Preferred Conversion Price, as applicable, that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i)    The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

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(g)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation Event as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)     Sale of Shares Below Series Preferred Conversion Price.

(i)    If at any time or from time to time after the Filing Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)     the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B)     the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day

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immediately preceding the given date and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

No adjustment shall be made to the Series D Preferred Conversion Price pursuant to this Section 4(h), even if the Corporation issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock for an Effective Price less than the then effective Series D Preferred Conversion Price.

(ii)    No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii)    For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)    For the purpose of the adjustment required under this Section 4(h), if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A)     in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

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(B)     in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)     If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D)     No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable.

(v)    For the purpose of making any adjustment to any Series Preferred Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A)     shares of Common Stock issued upon conversion of the Series Preferred;

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(B)     shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date) issued after the Filing Date to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are unanimously approved by the Board;

(C)     shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(D)     shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, purchase of substantially all of the assets, consolidation, acquisition, strategic alliance or similar business combination transaction; provided that the issuance of shares therein has been unanimously approved by the Board;

(E)     shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, credit agreements, real property leasing arrangement, or debt financing from a bank or similar financial institution; provided that the issuance of shares therein has been unanimously approved by the Board;

(F)     shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; provided that the issuance of shares therein has been unanimously approved by the Board; and

(G)     shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing, customer, vendor or distribution arrangements or (ii) collaboration, technology transfer or development arrangements, including technology licenses; provided that the issuance of shares therein has been unanimously approved by the Board.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issuance under this Section 4(h), for such Additional Shares of Common Stock.

(vi)    In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then, and in each such case upon a Subsequent Dilutive Issuance, the applicable Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

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(i)     Certificate of Adjustment. In each case of an adjustment or readjustment of a Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, if the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable.

(j)     Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any (x) capital reorganization of the Corporation, reclassification or recapitalization of the capital stock of the Corporation, or merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any other entity or entities, (y) sale of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation, or (z) voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least 10 days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred, voting together as a single class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, consolidation, merger, asset sale, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock or Preferred Stock (or other securities) shall be entitled to exchange their shares of Common Stock or Preferred Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, asset sale, dissolution, liquidation or winding up.

(k)     Automatic Conversion.

(i)     Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) as to the Series A Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, (B) as to the

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Series B Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred, (C) as to the Series C Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series C Preferred, (D) as to the Series D Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series D Preferred, or (E) as to all shares of the Series Preferred, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross cash proceeds to the Corporation (after underwriting discounts and commissions) are at least $50,000,000 (a “Qualified IPO”).

(ii)     Upon the occurrence of any of the events specified in Section 4(k)(i) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the holders of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(m)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of

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authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)     Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(o)     Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5.	Redemption.

(a)     The Corporation shall be obligated to redeem the Series A Preferred, Series B Preferred and Series C Preferred as follows:

(i)     The holders of a majority of the then outstanding shares of Series A Preferred, voting together as a separate class, a majority of the then outstanding shares of Series B Preferred, voting together as a separate class, and the holders of a majority of the then outstanding shares of Series C Preferred, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series Preferred in three (3) annual installments beginning not prior to November 25, 2014, and ending on the date two (2) years from such first redemption date (each a “Redemption Date”); provided that the Corporation shall receive written notice of such election of the Series A Preferred, Series B Preferred and Series C Preferred specifying the first such Redemption Date at least 30 days prior to the first such Redemption Date. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series Preferred to be redeemed on such Redemption Date a sum equal to the applicable Original Issue Price per share of Series Preferred to be redeemed (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the Filing Date) plus, in the case of the Series A Preferred and Series B Preferred, an amount equal to 8% of the applicable Original Issue Price per annum on such shares calculated from the date that the first share of Series A Preferred or Series B Preferred, as applicable, was issued, until the applicable Redemption Date. The total amount to be paid for the Series Preferred on any Redemption Date is hereinafter referred to as the “Redemption Price.” The number of shares of Series Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to

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the Redemption Date by (B) the number of remaining applicable Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed first from each holder of Series C Preferred and then on a pro rata basis from the holders of Series A Preferred and Series B Preferred, in proportion to the redemption amount each such holder is entitled to receive and without preference in order of payment between the holders of Series A Preferred and Series B Preferred.

(ii)     As soon as reasonably practicable prior to each Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the applicable Redemption Date, then it shall so notify such holders and shall redeem such shares first from each holder of Series C Preferred and then on a pro rata basis (based on the portion of the aggregate Redemption Price payable to them) among the holders of the Series A Preferred and Series B Preferred to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b)     On or prior to each Redemption Date, the Corporation shall deposit (to the extent it has sufficient funds legally available to redeem the shares of the Series Preferred to be redeemed on such Redemption Date) the Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the 5th day preceding the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of 2 years following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(c)     On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of shares of Series Preferred to be redeemed as holder of Series Preferred with respect to those shares (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

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(d)     In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 4) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price or the Corporation does not have sufficient funds legally available to pay the Redemption Price.

(e)     The Corporation shall not be obligated to redeem or repurchase the Series D Preferred pursuant to this Section 5 or otherwise, and the holders of shares of Series D Preferred shall not have the right to have their shares of Series D Preferred redeemed or repurchased by the Corporation or to obligate the Corporation to redeem or repurchase their shares of Series D Preferred.

6.       No Reissuance of Series Preferred. Any shares of Series Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers and preferences granted to the holders of Series Preferred following the close of business on the third day preceding the Redemption Date for such shares.

7.       Waiver. Any of the rights, powers, preferences and other terms of a series of the Series Preferred or the Series Preferred as a class that are set forth herein may be waived on behalf of all holders of such series of Series Preferred or the Series Preferred as a class by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Series Preferred or such Series Preferred as a class that are then outstanding, treating any convertible Series Preferred as-if converted to Common Stock.

8.       Notice of Record Date. In the event:

(a)     the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)     of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)     of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or subscription right, and the amount and character of such dividend, distribution or subscription right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place,

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and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred and the Common Stock. Such notice shall be sent (A) at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice or (B) such fewer number of days as may be approved the holders of a majority of the outstanding shares of Series Preferred acting as a single class on an as-converted basis.

9.     Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission. If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE V: DIRECTOR LIABILITY.

A.     LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.     INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.     MODIFICATION. Any amendment, repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

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ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VII: STOCK REPURCHASES.

In connection with repurchases by the Corporation of its Common Stock from any employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the Corporations Code of the State of California shall not apply in all or in part with respect to such repurchases.

ARTICLE VIII: BYLAW PROVISIONS.

A.     AMENDMENT OF BYLAWS. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation and the stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation, except that an amendment changing the authorized number of directors may only be adopted as provided in Article II Section 2.1 of the Bylaws.

B.     NUMBER OF DIRECTORS. Subject to any additional vote required by the Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C.     BALLOT. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.     MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless

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such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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